Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-255980

BLACKROCK CREDIT STRATEGIES FUND

Supplement dated January 31, 2025 to the

Statement of Additional Information of BlackRock Credit Strategies Fund,

dated November 12, 2024, as supplemented to date

This supplement amends certain information in the Statement of Additional Information (“SAI”) of BlackRock Credit Strategies Fund (the “Fund”), dated November 12, 2024, as supplemented to date. Unless otherwise indicated, all other information included in the SAI that is not inconsistent with the information set forth in this supplement remains unchanged. Capitalized terms not otherwise defined in this supplement have the same meaning as in the SAI.

Effective January 1, 2025, Lindsey Lorenz has been appointed by the Fund’s Board of Trustees (the “Board”) to serve as the Fund’s Chief Financial Officer. Effective January 27, 2025, Ariel Hazzard has been appointed by the Board to serve as the Fund’s Chief Compliance Officer. Accordingly, effective immediately, the following change is made to the Fund’s SAI:

The table of officers of the Fund who are not Trustees in the section of the SAI entitled “Management of the Fund—Biographical Information” is deleted in its entirety and replaced with the following:

Name and Year of Birth[1,2]	Position(s) Held (Length of Service)	Principal Occupation(s) During Past Five Years

Officers Who Are Not Trustees

Jonathan Diorio 1980	Vice President (Since 2018)	Managing Director of BlackRock, Inc. since 2015.

Lindsey Lorenz 1982	Chief Financial Officer (Since January 2025)	Director of BlackRock, Inc. since 2020; Assistant Treasurer and Director of US Fund Oversight at Janus Henderson Investors from 2017 to 2020.

Jay M. Fife 1970	Treasurer (Since 2018)	Managing Director of BlackRock, Inc. since 2007.

Ariel Hazzard 1988	Chief Compliance Officer (Since January 2025)	Director of BlackRock, Inc. since 2023; Chief Compliance Officer of the Fund from February 2024 to September 2024; Vice President of BlackRock, Inc. from 2019 to 2022.

Lisa Belle 1968	Anti-Money Laundering Compliance Officer (Since 2019)	Managing Director of BlackRock, Inc. since 2019; Global Financial Crime Head for Asset and Wealth Management of JP Morgan from 2013 to 2019.

Janey Ahn 1975	Secretary (Since 2018)	Managing Director of BlackRock, Inc. since 2018.

[1]	The address of each Officer is c/o BlackRock, Inc., 50 Hudson Yards, New York, New York 10001.

[2]	Officers of the Fund serve at the pleasure of the Board.

Investors should retain this supplement for future reference.

SAI-CREDX-0125SUP